Exhibit 99.3

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On November 13, 2006, Tower Group, Inc. (“Tower”) entered into a Stock Purchase Agreement (the “Agreement”) to acquire all the outstanding shares of common stock of Preserver Group, Inc. (“Preserver”) for a base purchase price of approximately $68.3 million, subject to certain closing adjustments and receipt of regulatory approvals. The closing is expected to occur during the first quarter of 2007. The Agreement provides for using a portion of the proceeds to pay off certain debt owed to Preserver shareholders and to settle Preserver’s direct transaction costs. These transactions have been reflected in the unaudited pro forma condensed consolidated balance sheet as if completed as of September 30, 2006 and in the unaudited condensed consolidated statements of income and comprehensive net income as if it had occurred at the beginning of the period presented. The Preserver consolidated financial statements will be included as an exhibit in this Form 8-K.

The following unaudited pro forma condensed consolidated financial information consolidates the historical consolidated statements of income and consolidated balance sheet of Tower and the historical consolidated statements of income and consolidated balance sheet of Preserver. Those historical financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited pro forma condensed consolidated financial information has been prepared using the assumptions described in the notes thereto.

The unaudited pro forma condensed consolidated financial information below should be read in conjunction with the notes thereto and the historical consolidated financial statements of Preserver, including the notes thereto, which are also included as an exhibit to this Form 8-K, as well as in conjunction with the historical consolidated financial information of Tower included in its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2006. This unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisition been effective during the periods presented or of the future financial position or future results of operations of the consolidated company. The consolidated financial information as of September 30, 2006 and for the periods that are presented may have been different had the companies actually been consolidated as of that date or during those periods due to, among other factors, possible revenue enhancements, expense efficiencies and integration costs. Additionally, as discussed in Note 1, the actual allocation of the purchase price to the acquired assets and liabilities may vary materially from the assumptions used in preparing the unaudited pro forma condensed consolidated financial information.

TOWER GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
September 30, 2006
($ in thousands, except par value and share amounts)

			Pro Forma	Pro Forma
	Historical	Historical	Purchase	Financing			Pro Forma
	Tower	Preserver	Adjustments	Adjustments	Notes		Consolidated
Assets
Investments & cash	$486,256	$121,170	$(68,250)	$	2		$
			3,479		2, 3(a	)
			(2,100)		2, 3(a	)
				70,000	2(i), 3(a	)
				(5,364)	2(i), 3(a	)
				20,619	2(i), 3(a	)
				39,600	2(i), 3(a	)
				(40,000)	2(i), 3(a	)	625,410
Investment income receivable	4,123	—	—	—			4,123
Agents’ balances receivable	55,245	28,257	—	—			83,502
Assumed premiums receivable	4,910	—	—	—			4,910
Reinsurance recoverable	108,515	28,227	—	—	3(h), 3(b	)	136,742
Receivable—claims paid by agency	3,633	—	—	—			3,633
Prepaid reinsurance premiums	79,102	3,572	—	—			82,674
Deferred acquisition costs net of deferred ceding commission revenue	34,783	13,220	—	—			48,003
Federal and state income taxes recoverable	3,134	321	887	—	3(c	)	4,342
Deferred income taxes	242	8,027	1,517	—	3(c	)	9,786
Intangible assets	5,830	—	10,243	—	3(d	)
			5,200	—	3(d	)	21,273
Goodwill	—	1,424	(1,424)	—	3(e	)	—
Fixed assets, net of accumulated depreciation	23,912	5,938	(2,533)	—	3(g	)	27,317
Investment in unconsolidated affiliate	27,436	—	—	—			27,436
Other assets	4,342	2,304	—	—			6,646
Total Assets	$841,463	$212,460	$(52,981)	$84,855			$1,085,797
Liabilities
Loss and loss adjustment expenses	$279,600	$88,700	$—	—	3(h	)	$368,300
Unearned premium	204,666	41,344	—	—			246,010
Reinsurance balances payable	24,851	6,246	—	—			31,097
Payable to issuing carriers	1,818	—	—	—			1,818
Funds held as agent	8,195	—	—	—			8,195
Funds held under reinsurance agreements	57,024	—	—	—			57,024
Accounts payable and accrued expenses	12,179	4,110	3,660	—	3(a	)	19,949
Payable to selling shareholders			3,419	—	3(d	)	3,419
Deferred rent	6,040	—	—	—			6,040
Payable for securities	939	—	—	—			939
Other liabilities	3,580	—	—	—			3,580
Long-term debt		30,754	(30,754)	—	3(a	)	—
Subordinated debentures	68,045	12,000	—	20,619	2(i), 3(a	)	100,664
Total Liabilities	666,937	183,154	(23,675)	20,619			847,035
Stockholders’ Equity
Common Stock ($0.01 par value per share)	200	1,062	(1,062)	32	3(i), 3(a	)	232
Preferred stock ($1,000 liquidation preference per share)		—	—	39,600	2(i), 3(a	)	—
				(39,600)	2(i), 3(a	)
Paid-in-capital	112,824	888	(888)	—	3(i	)
			—	(400)	3(a	)
			—	69,968	2(i), 3(a	)
			—	(5,364)	2(i), 3(a	)	177,035
Accumulated other comprehensive net income	(1,108)	(1,918)	1,918	—	3(i	)	(1,108)
Retained earnings	62,789	29,274	(29,274)	—	3(i	)	62,789
Treasury stock	(179)	—	—	—			(179)
Total Stockholders’ Equity	174,526	29,306	(29,306)	64,236			238,762
Total Liabilities and Stockholders’ Equity	$841,463	$212,460	$(52,981)	$84,855			$1,085,797

TOWER GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2006

(in thousands, except per share amounts)

	Historical Tower	Historical Preserver	Pro Forma Purchase Adjustments	Pro Forma Financing Adjustments	Notes	Pro Forma Consolidated
Revenues
Net premiums earned	$168,908	$55,758	$—	$—		$224,666
Ceding commission revenue	30,550	1,552	—	—		32,102
Insurance services revenue	5,274	—	—	—		5,274
Net investment income	15,875	3,878	—	866	3(k)	20,619
Net realized gains (losses) on investments	(84)	5	—	—		(79)
Policy billing fees	830	835	—	—		1,665
Other revenus	—	277	—	—		277
Total revenues	221,353	62,305	—	866		284,524
Expenses
Loss and loss adjustment expenses	105,026	30,169	—	—		135,195
Direct commission expense	43,654	—	—	—		43,654
Other operating expenses	38,718	26,917	—	—
			253	—	3(d)
			(894)	—	3(l)
			(218)	—	3(g)	64,776
Interest Expense	5,066	3,047	(2,174)		3(i)
			—	1,243	3(j)	7,182
Total expenses	192,464	60,133	(3,033)	1,243		250,807
Other Income
Equity increase in unconsolidated affiliate	364	—	—	—		364
Gain from issuance of common stock by unconsolidated affiliate	7,883	—	—	—		7,883
Warrant received from unconsolidated affiliate	4,605	—	—	—		4,605
Income before income taxes	41,741	2,172	3,033	(377)		46,569
Income tax expense	14,490	540	1,062	(132)	3(m)	15,960
			22	—	3(m)	22
Net Income	$27,251	$1,632	$1,949	$(245)		$30,587
Earnings Per Share
Basic earnings per common share	$1.38					$1.38
Diluted earnings per common share	$1.36					$1.36
Weighted-Average Common Shares Outstanding:
Basic	19,734,365					22,122,365
Diluted	20,032,256					22,420,256

TOWER GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
For the Twelve Months Ended December 31, 2005
(in thousands, except per share amounts)

	Historical Tower	Historical Preserver	Pro Forma Purchase Adjustments	Pro Forma Financing Adjustments	Notes	Pro Forma Consolidated
Revenues
Net premiums earned	$164,436	$80,272	$—	$—		$244,708
Ceding commission revenue	25,218	—	—	—		25,218
Insurance services revenue	14,103	—	—	—		14,103
Net investment income	14,983	5,221	—	1,052	3(k)	21,256
Net realized gains (losses) on investments	122	(22)	—	—		100
Policy billing fees	892	1,189	—	—		2,081
Other revenues	—	881	—	—		881
Total revenues	219,754	87,541		1,052		308,347
Expenses
Loss and loss adjustment expenses	96,614	44,765	—	—		141,379
Direct commission expense	43,839	—	—	—		43,839
Other operating expenses	42,632	36,644	—	—
			337	—	3(d)
			(1,205)	—	3(l)
			(291)	—	3(g)	78,117
Settlement and curtailment—pension plan	—	10,720	—	—		10,720
Interest Expense	4,853	3,698	(2,750)	—	3(j)
				1,658	3(j)	7,459
Total expenses	187,938	95,827	(3,909)	1,658		281,514
Other Income
Equity increase in unconsolidated affiliate	—	—	—	—		—
Gain from issuance of common stock by unconsolidated affiliate	—	—	—	—		—
Warrant received from unconsolidated affiliate	—	—	—	—		—
Income before income taxes	31,816	(8,286)	3,909	(606)		26,833
Income tax expense	11,062	(6,253)	1,368	(212)	3(m)	5,965
			(82)	—	3(m)	(82)
Net Income	$20,754	$(2,033)	$2,623	$(394)		$20,950
Earnings Per Share
Basic earnings per common share	$1.06					$0.95
Diluted earnings per common share	$1.03					$0.93
Weighted-Average Common Shares Outstanding:
Basic	19,571,081					21,959,081
Diluted	20,147,073					22,535,073

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.   BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated financial information gives effect to the proposed acquisition as if it had occurred at September 30, 2006 for the purposes of the unaudited pro forma condensed consolidated balance sheet and at January 1, 2006 and January 1, 2005 for the purposes of the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. The unaudited pro forma condensed consolidated financial information has been prepared by Tower’s management and is based on Tower’s historical consolidated financial statements and Preserver’s historical consolidated financial statements, which have been prepared by Preserver. Certain amounts from Preserver’s historical consolidated financial statements have been reclassified to conform to the Tower presentation

This unaudited pro forma condensed consolidated financial information is prepared in conformity with GAAP. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2005 and the nine months ended September 30, 2006 have been prepared using the following information:

(a)          Unaudited historical consolidated financial statements of Tower as of September 30, 2006 and for the nine months ended September 30, 2006;

(b)         Unaudited historical consolidated financial statements of Preserver as of September 30, 2006 and for the nine months ended September 30, 2006;

(c)          Audited historical consolidated financial statements of Tower for the year ended December 31, 2005;

(d)         Audited historical consolidated financial statements of Preserver for the year ended December 31, 2005; and

(e)          Such other supplementary information as considered necessary to reflect the acquisition in the unaudited pro forma condensed consolidated financial information.

The pro forma adjustments reflecting the acquisition of Preserver under the purchase method of accounting are based on certain estimates and assumptions. The unaudited pro forma condensed consolidated adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the acquisition and the allocation of the final purchase price of Preserver will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Preserver’s operating results between the date of preparation of this unaudited pro forma condensed consolidated financial information and the effective date of the acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Tower’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not include the anticipated financial benefits or expenses from operating expense efficiencies or revenue enhancements

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

arising from the acquisition nor does the unaudited pro forma condensed consolidated financial information include the portion of restructuring and integration costs to be incurred by Tower, except for certain fair value adjustments, interest expense and directors fees which have been eliminated as a consequence of the completion of the acquisition.

The unaudited pro forma condensed consolidated financial information is not intended to reflect the results of operations or the financial position that would have resulted had the acquisition been effected on the dates indicated and if the companies had been managed as one entity. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of Tower included in Tower’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, as well as  the historical consolidated financial statements of Preserver which are also included as an exhibit to this Form 8-K.

2.   PURCHASE PRICE AND FINANCING CONSIDERATIONS

Pursuant to the Agreement, Tower will pay Preserver a base purchase price of approximately $68.3 million at the closing to acquire all of the outstanding shares of capital stock of Preserver and to redeem $30.8 million of debt to Preserver’s shareholders and settle $3.5 million of Preserver’s transaction costs. The net amount paid to Preserver’s shareholders at the closing is expected to be $64.8 million. The closing is expected to occur during the first quarter of 2007. This purchase price is subject to certain adjustments, including adjustments based on differences between estimated and actual adjusted stockholders’ equity at closing. The potential purchase price adjustments are more fully described in the Agreement.

The financing related to the cash portion of the purchase price will be finalized as a consequence of the completion of this offering and may include the use of preferred stock, common stock and trust preferred securities.

The pro forma financial information included herein reflects management’s best estimate of the forms and amounts of financing at the time this pro forma financial information was prepared. The actual form of financing of the acquisition may involve different forms of financing and/or different amounts of the same financing vehicles. These differences in form and amount of financing could result in materially different pro forma adjustments than those presented in this pro forma financial information. The pro forma financial information presented herein is based upon the following:

(i)             On November 13, 2006, Tower entered into a Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”) with CastlePoint Reinsurance Company, Ltd. (“CastlePoint Reinsurance”) pursuant to which the Company agreed to issue and sell 40,000 shares of non-cumulative, perpetual series A preferred stock (the “Preferred Stock”) to CastlePoint Reinsurance for an aggregate consideration of $40 million. On December 4, 2006, Tower received $39.6 million in net proceeds after issuance costs from CastlePoint Reinsurance in full payment for the preferred stock. The preferred stock has a liquidation preference of $1,000 per share. Dividends will be non-cumulative and will be payable quarterly at the rate of 8.66% per annum. The Preferred Stock is redeemable by the Company at any time, in whole or

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

in part, at a price per share equal to the liquidation preference plus declared and unpaid dividends. In December 2006, CastlePoint Reinsurance and Tower entered into discussion to redeem the entire 40,000 shares of Preferred Stock at the time of this offering. The pro forma financial information assumes that the Company successfully completes an underwritten public offering of $70 million of common stock and that the preferred stock will be redeemed with funds raised from the common stock offering and from a $20.6 million trust preferred offering as discussed below.

The unaudited pro forma condensed consolidated statements of income reflect the impact of these financing arrangements using Tower’s current borrowing rates for such types of securities and the actual dividend rate included in the preferred stock purchase agreement with CastlePoint Reinsurance. The estimated issuance costs for the trust preferred securities and equity is approximately $5.0 million, which represents a 5% underwriting discount and 1% for other issuance costs for the equity issuance and a 2% placement fee for the issuance of the trust preferred securities and ..25% for other issuance costs. Actual borrowing and issuance costs may vary from such estimates which are based on the best information available at the time the unaudited pro forma condensed consolidated financial information was prepared. Changes in interest rates and credit spreads could change the assumed borrowing rate for the trust preferred securities.

On November 16, 2006, Tower Group, Inc. filed a shelf registration on Form S-3 for $60 million of equity securities with the Securities and Exchange Commission. On January 11, 2007, Tower amended that registration statement to increase the amount registered to $81 million. The pro forma financial information assumes that the amount raised was increased to $70 million subsequent to the original shelf Registration Statement.

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

For purposes of presentation in the unaudited pro forma condensed consolidated financial information, the financing of the acquisition and allocation of purchase price is assumed to be as follows:

($ in thousands)

	Pro forma Footnote		Anticipated Financing	Range of Potential Financing	Interest/Dividend Rate	Interest/ Dividend Annual $
Sources (in thousands):
Tower Group, Inc. Common Stock (A)			$70,000.0	$60,000–$81,000	$0.10 per share	$281.3
Trust Preferred Securities (B)	2	(i)	20,619.0	$12,000–30,000	8.039%	1,657.6
Preferred Stock	2	(i)	40,000.0	Executed on 12/4/2006	8.660%	3,464.0
Total Sources of funds:			$130,619.0
Uses:
Debt Issuance Costs ($20.6 million x 2.25%) (A)	3	(a)	$463.9
Equity Issuance Costs (A)	3	(a)	4,500.0
Preferred Stock Issuance Costs on 12-4-06			400.0
Purchase Price Paid to Preserver	2		66,871.0
General Corporate Purposes (C)			18,384.1
Preferred Stock Repayment	2	(i)	40,000.0
Total Uses of funds			$130,619.0
Purchase Price
Purchase Price Paid to Preserver			$64,771.0
Other transaction costs—Tower’s	3	(i)	2,100.0
Total Purchase Price			66,871.0
Allocation of Purchase Price (D)
Book value of Preserver at 9/30/2006			$29,306.0
Preserver Shareholder Debt Repayment			30,754.0
Less Accrual for Preserver transaction costs net of tax			(2,379.0)
Estimated Fair Value Adjustments			12,608.6
Estimated Fair Value of New Assets Acquired			70,289.6
Estimated Payable to Selling Shareholders (E)			(3,418.6)

(A)        Common stock dividend rates are set annually and are not reflected in the unaudited pro forma condensed consolidated financial information.

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(A)        The issuance costs are an estimate that the Company expects to incur as a result of the $70 million offering of common stock and the $20.6 million offering of trust preferred securities. Issuance costs will change based upon the final amounts raised.

(B)         Debt securities are expected to consist of subordinated debentures underlying trust preferred securities, which may be fixed or floating rate debt.

The interest rate estimate noted above, which has been used to calculate the impact of the financing on the pro forma financial information, reflects the range associated with such potential issuances and is based on Tower’s borrowing rates at the time of the preparation of the pro forma financial information. The actual interest rates may differ from those estimated above.

Tower’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. An increase in composite interest rates of one-quarter of one percent on debt issuances would result in an increase in annual interest expense of $50 thousand and the related impact on earnings per share would be minor.

(C)         The remaining funds will be used for general corporate purposes. On December 8, 2006, the Company contributed $39.6 million to TICNY from the proceeds of the issuance of preferred stock which in turn will be used to fund approximately $25 million towards the acquisition of Preserver and will invest the remaining funds.

(D)       The purchase price is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the acquisition) and liabilities assumed based on their estimated fair value. The fair value adjustments to the Preserver historical consolidated balance sheet in connection with the acquisition are described below in Note 3.

(E)         As described more fully in footnotes 3(b) and 3(f), the Company is considering entering into a reinsurance agreement which may cause the estimate of goodwill and the estimate for the payable to the selling shareholders in this pro forma financial information to be materially different at the closing date. Due to the uncertainty of Preserver reaching agreeable terms with respect to the reinsurance agreement, an estimated liability for a payable to selling shareholders has been recorded in accordance with FASB 141, paragraph 46 which requires the Company to record a liability for the excess of the fair value of new assets acquired in a business combination over the purchase price. This liability is only recorded for a business combination involving a contingent consideration agreement that might result in the recognition of an additional element of cost of the acquired entity when the contingency is resolved.

3.   PRO FORMA ADJUSTMENTS

Adjustments

As discussed above, these pro forma adjustments are based on certain estimates and assumptions made as of the date of the unaudited pro forma condensed consolidated financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of Preserver between September 30, 2006 and the effective date of the acquisition. Tower expects to make such adjustments at the effective date of the acquisition. These adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed consolidated financial information and such differences may be material.

(a)           The pro forma financing adjustments represent funds raised as a result of the issuance of $40 million of preferred stock, $70 million of common stock and $20.6 million of trust preferred securities. The Company expects to redeem all of the $40 million of the preferred stock as discussed in note 2(i).

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(a)           On the closing date, $30.8 million of the $64.8 million net proceeds will be used to redeem Preserver shareholder debt.

Issuance costs of $5.4 million represent $4.5 million for the common stock offering, $0.5 million for the trust preferred securities offering debt and $0.4 million for the preferred stock issuance.

Transaction costs of $2.1 million consist primarily of accounting, actuarial and legal fees. Actual costs may vary from such estimates. In addition, Preserver’s purchase price was reduced by $2.4 million representing employee incentive costs associated with shareholder efforts to sell the company, net of tax, and $1.1 million representing legal and accounting costs.

(b)          Reinsurance - Under the Preserver Purchase Agreement, Tower has the right to cause Preserver to adjust its loss and loss adjustment expense reserves or execute a loss portfolio transfer (“LPT”) cover. Tower and Preserver have been discussing with CastlePoint Reinsurance the terms of a possible LPT reinsurance agreement between CastlePoint Reinsurance and the insurance subsidiaries of Preserver.  Under the LPT, which would be entered into immediately before the closing of the Preserver acquisition, CastlePoint Reinsurance would reinsure 75% of the ultimate net reserves for losses and loss adjustment expenses of the Preserver insurance companies as of the closing date of the acquisition for accident years 2006 and prior.  The premium consideration under discussion for this cover is estimated to be 75% of the Preserver insurance companies’ carried net reserves as of December 31, 2006 plus an additional amount in the range of $14 to $16 million. The total premium would be adjusted for loss and loss adjustment expense payments and any reserve strengthening by Preserver from December 31, 2006 up to the effective date of the LPT cover relating to loss occurrences on or before December 31, 2006.  The terms would also include a profit commission payable to the Preserver insurance companies in the event and to the extent that the net reserves as of December 31, 2006 prove not to be deficient or are deficient by less than an amount to be determined. The profit commission would fund an additional purchase price that may be payable under the Preserver Purchase Agreement in approximately three years following the closing. However, current negotiations between Tower and Preserver include consideration of an amendment to the Preserver purchase agreement under which the provisions relating to the original purchase price would be deleted in consideration for increasing the purchase price payable at closing.

There is no signed agreement with CastlePoint Reinsurance, and the premium, limits of coverage, terms of the profit sharing commission and other terms of the LPT will not be finalized until after Preserver’s reserves for losses and loss adjustment expenses as of December 31, 2006 have been determined.  The terms of the LPT agreement would be subject to regulatory approval.  Accordingly, there can be no assurance that CastlePoint Reinsurance will agree to provide an LPT cover or that the terms of any LPT cover will be on the terms described above. Due to this uncertainty, the effect of the LPT has not been reflected in the pro forma statements.

However, if executed, and inasmuch as the LPT cover would be contingent on and expected to occur contemporaneously with the acquisition, the LPT would qualify for prospective reinsurance accounting treatment under the Emerging Issues Task Force Technical Matter Document No. D-54 ("EITF Topic D-54").  This would characterize the protection as an indemnification by the seller for increases in the liabilities for losses and loss adjustment expenses that existed at the acquisition date. If the Preserver insurance companies are successful in executing an LPT agreement, the pro forma statements will materially differ at the closing date.  The ceded loss and loss adjustment expense

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

reserves at September 30, 2006 would have been $49.5 million and Preserver would have recorded approximately $64.5 million of ceded premium written and earned and $49.5 million of ceded losses for both the nine months ended September 30, 2006 and for the year ended December 31, 2005.  The pre tax loss and net loss would have been approximately $15.0 million and $9.8 million, respectively.

The net book value of Preserver would decrease by $9.8 million, while goodwill would increase to $6.3 million.  In addition, investments and cash would decrease by approximately the amount of the premium for the LPT, which was estimated to be $64.5 million at September 30, 2006 based upon the terms discussed above.  If the LPT is executed with CastlePoint Reinsurance, Preserver’s reinsurance recoverables arising from the LPT would be collateralized under a trust agreement and/or a letter of credit.

(c)           Deferred income taxes are adjusted to reflect the income tax effects of the pro forma purchase adjustments. The net effect of such adjustments is an increase in deferred tax assets by $1.5 million, which primarily relates to the increase in Preserver’s net operating losses arising from Preserver’s transaction costs, discussed in note 3(a) and Preserver’s marginal tax rate increasing from 34% to Tower’s marginal tax rate of 35%. As discussed in footnote 3(b) Preserver is currently in discussions with CastlePoint Reinsurance to execute a LPT cover which would increase the deferred tax asset. The pro forma statements of income includes an adjustment to increase Preserver’s marginal tax rate to 35%.

(d)          Represents the recognition of $15.4 million of identifiable intangible assets, comprised of $10.2 million relating to Preserver’s renewal and agency force book of business acquired as a part of the purchase and $5.2 million relating to insurance licenses. The pro forma statements of income reflect amortization expense for the first nine months of 2006 and a full year 2005 of $0.3 million and $0.3 million, respectively. The renewal rights and agency force book of business acquired will be amortized over ten and twenty years, respectively, and is subject to impairment testing. The intangible asset related to the insurance licenses is perpetual and will be subject to annual impairment testing.

(e)           Elimination of Preserver’s historical goodwill of $1.4 million.

(f)             As more fully discussed in footnote 3(b), Preserver is negotiating with CastlePoint Reinsurance for a LPT cover which, if executed, would reduce Preserver’s pro forma book value and the estimated fair value of net assets acquired. Since the purchase price would remain the same, goodwill would, therefore, increase to an estimated $4.4 million. However, due to the uncertainty of executing an LPT, no adjustment has been reflected in the pro forma balance sheet for such a transaction. Excluding such an adjustment, the estimated fair value of net assets acquired of $70.3 million is greater than the purchase price of $66.9 million. Therefore, a liability for a payable to selling shareholders of $3.4 million has been reflected in the pro forma balance sheet pending the resolution of the negotiations with CastlePoint Reinsurance.

(g)           Adjustment to fixed assets of $2.5 million ($1.6 million net of tax) represents the fair value adjustment for abandoning certain software related costs. These costs are associated with internally developed software and other software applications, which the Company expects to abandon as a result of migrating Preserver to Tower’s technology platform. The estimated useful life has been reduced as a result of the acquisition and for pro forma purposes, management has assumed that the migration will be completed by June 30, 2008. The pro forma statements of income reflect depreciation expense for the first nine months of 2006 and the full year 2005 of $0.2 million and $0.3 million, respectively.

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(h)          The fair value of Preserver’s reserve for losses and loss adjustment expenses and related reinsurance recoverables were estimated based on the present value of the underlying cash flows of the loss reserves and reinsurance recoverables, and includes a risk premium. In determining the fair value estimate, management discounted Preserver’s historical undiscounted net loss reserves to present value assuming a 4.6% discount rate, which approximates the current U.S. Treasury rate for a duration similar to the loss and loss adjustment expense duration of Preserver. The discounting pattern was actuarially developed from Preserver’s historical loss data. Additionally, an estimated risk premium of 8.0% was applied to the discounted loss reserves, which is deemed to be reasonable and consistent with expectations in the market place given the nature and the related degree of uncertainty of such reserves. Management uses historical loss development patterns to set loss reserves. Risks that are not captured in the analysis include new or emerging torts, increases in the rate of inflation, new classes of claimants, payout pattern faster than expected,  occurrence policies that do not have a deadline to file a claim,  and pricing risk in the most recent accident year where a significant portion of the reserves reside. These risks could materially impact the booked reserves and management is assuming that such risks not captured in the historical data equal the discount in the loss reserves. The above calculation did not result in an adjustment to Preserver’s carried reserves for losses and loss adjustment expenses.

(i)             Elimination of Preserver’s historical equity balances.

(j)              Interest expense from financing was increased by $1.2 million and $1.7 million, respectively, for the nine months of 2006 and full year of 2005, which resulted from the issuance of the trust preferred securities disclosed in Note 2. Interest expense also decreased by $2.2 million and $2.8 million, respectively, on the pro forma statement of income for the nine months of 2006 and full year of 2005, resulting from the repayment of the shareholder debt as disclosed in note 2. The yield of 8.039% on the trust preferred securities approximates Tower’s currently available market interest rate for these securities.

(k)          Net investment income increased as a result of the increase in funds resulting from both the net equity proceeds and the trust preferred securities. The pro forma financing adjustment for the net equity proceeds increased net investment income by $3.6 million and $4.3 million, respectively, for the nine months of 2006 and the full year 2005. The pro forma financing adjustment for the trust preferred securities increased net investment income by $0.9 million and $1.1 million, respectively, for the nine months of 2006 and full year 2005. Tower’s average yield of fixed maturities was 5.6% and 5.1%, respectively, for the nine months of 2006 and the full year 2005.

(l)             The pro forma statements of income assumes the elimination of Preserver’s board of director’s fees of $0.9 million and $1.2 million, respectively, for the nine months ending September 30, 2006 and the full year 2005.

(m)      Represents the income tax effect of all pro forma consolidated statement of income adjustments using a tax rate of 35% adjusted to eliminate certain tax items which are not relevant to this current pro forma presentation. For pro forma statement purposes only, Preserver’s marginal tax rate was increased to Tower’s marginal tax rate of 35%.

Tower Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

4.   EARNINGS PER COMMON SHARE

(a)           Pro forma earnings per common share for the nine months ended September 30, 2006 and the year ended December 31, 2005 has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The historical weighted average number of common shares outstanding of Tower was 19,734,365 and 20,032,256, basic and diluted, respectively, for the nine months ended September 30, 2006 and 19,571,081 and 20,147,073, respectively for the year ended December 31, 2005.

(b)          The pro forma weighted average number of common shares outstanding for the nine months ended September 30, 2006, after giving effect to the common stock offering, is 22,122,365 and 22,420,256, basic and diluted, respectively. The additional common stock was calculated using the $62.9 million of new equity expected to be used for the acquisition divided by an estimated stock price of $28.00 per share or 2,388,000 shares. The remainder of the proceeds of the common stock offering will be used for general corporate purposes and formation and capitalization of an insurance company, which will write excess and surplus lines insurance. These proceeds are excluded from the pro forma calculation as they are not directly associated with the acquisition of Preserver. The pro forma weighted average number of common shares outstanding for the twelve months ended December 31, 2005, after giving effect to the common stock offering, is 21,959,081 and 22,535,073, basic and diluted, respectively.